                                                                    EXHIBIT 23.1

                          INDEPENDENT AUDITORS' CONSENT

         We consent to the incorporation by reference in Registration Statement No. 333-19987 on Form S-3, Registration Statement No. 333-22745 on Form S-8, Registration Statement No. 333-23547 on Form S-4, Registration Statement No. 333-63443 on Form S-3, Registration Statement No. 333-42930 on Form S-8, Registration Statement No. 333-44960 on Form S-3 and Registration Statement No. 333-63980 on Form S-3 of Diamond Offshore Drilling, Inc. (the "Company") of our report dated February 26, 2004 (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the Company's change in its method of accounting for goodwill to conform with Statement of Financial Accounting Standards No. 142), appearing in this Annual Report on Form 10-K of the Company for the year ended December 31, 2003.



DELOITTE & TOUCHE LLP



Houston, Texas
March 1, 2004